Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

September 20, 2019

Board of Directors

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

Ladies and Gentlemen:

Gentlemen:

We have acted as counsel to Citius Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (333-233759) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to (A) $18,400,000 of (I) units, with each unit consisting of (i) one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) (the shares underlying such units are collectively referred to as the “Shares”), and (ii) a warrant to purchase one share of Common Stock (collectively, the “Warrants” and with the Shares, the “Units”), and (II) pre-funded units (the “Pre-Funded Units”), with each Pre-Funded Unit consisting of (i) a pre-funded warrant (the “Pre-Funded Warrants”) to purchase one share of Common Stock, and (ii) one Warrant (together with the Pre-Funded Warrants, the “Pre-Funded Units”), (B) a proposed maximum aggregate offering price of up to $805,000 of warrants to purchase shares of Common Stock (the “Underwriter Warrants”, and together with the Units and Pre-Funded Units, the “Securities”), and (C) the shares of Common Stock issuable from time to time upon exercise of (i) the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), (ii) the Warrants (the “Warrant Shares”) and (iii) the Underwriter Warrants (the “Underwriter Warrant Shares”).  The Securities will be sold pursuant to an Underwriting Agreement (the “Agreement”) between the Company and H.C. Wainwright & Co., LLC (the “Underwriter”).  As noted in the Registration Statement, for each Pre-Funded Unit sold, the number of Units sold will be decreased on a one-for-one basis.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Amended and Restated Articles of Incorporation, as currently in effect, the Company’s Amended and Restated Bylaws, as currently in effect, the Agreement, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Board of Directors

Citius Pharmaceuticals, Inc.

September 20, 2019

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the execution and delivery by each of the Company and the Underwriter of the Agreement, (ii) the effectiveness of the Registration Statement, (iii) the issuance of the Securities pursuant to the terms of the Agreement, and (iv) the receipt by the Company of the consideration for the Securities:

(a)	The Shares, the Units and the Pre-Funded Units will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable;

(b)	The Warrants and Pre-Funded Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms;

(c)	The Underwriter Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the Underwriter in accordance with the Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(d)	The Warrant Shares, Pre-Funded Warrant Shares and Underwriter Warrant Shares will be duly authorized and when issued and paid for in accordance with the provisions of the Warrants, Pre-Funded Warrants and Underwriter Warrants, as applicable, will be validly issued and be fully paid and nonassessable.

The opinions expressed in paragraphs (b) and (c) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants, Pre-Funded Warrants or Underwriter Warrants, as applicable, are considered in a proceeding in equity or at law).

This opinion is limited to current federal laws of the United States and laws of the state of Nevada, including the statutory provisions and reported judicial decisions interpreting these laws, and, with regard to our opinions in paragraphs (b) and (c) above regarding the enforceability of the Warrants, the New York Business Corporation Law, including the statutory provisions of the New York Business Corporation Law and reported judicial decisions interpreting these laws.

This opinion has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the use of our name wherever it appears in the Registration Statement, and in any amendment or supplement thereto, as well as in any Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and the filing of this opinion as an exhibit to the Registration Statement and the incorporation by reference of this opinion in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP